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Pricing Supplement dated September 24, 2001                     Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                    File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                          TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount: $100,000,000          Trade Date: September 24, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: September 27, 2001 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $99,990,000
Terms of the Notes - Interest"          Principal's Discount
Interest Payment Period: Monthly          or Commission: 0.01%
Stated Maturity Date: September 30, 2002
______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)
     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate  [X]  Federal Funds Rate
               [ ]  LIBOR     [ ]  Treasury Rate      [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

     Initial Interest Reset Date: September 28, 2001  Spread (+/-): +0.10%
     Interest Rate Reset Period: Daily                Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day          Maximum Interest Rate: N/A
     Interest Payment Dates: The 30th of each         Minimum Interest Rate: N/A
      calendar month, commencing October 30, 2001I    Index Maturity: N/A
                                                    Index Currency: U.S. dollars
Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from September 27, 2001 to September 30, 2002
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                          ___________________________

                           Banc of America Securities LLC

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ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on September 26, 2001, plus 0.10%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.10%.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be one Business Day preceding each Interest Reset Date.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, if any Interest Payment Date other than an Interest Payment Date at Maturity would otherwise be a day that is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated September 24, 2001 and an Appointment Agreement Confirmation dated September 24, 2001(collectively, the "Agreement"), between TMCC and Banc of America Securities LLC ("BOA"), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BOA may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BOA.

     Under the terms and conditions of the Agreement, BOA is committed to take and pay for all of the Notes offered hereby if any are taken.